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                                                                      EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-52265 and 333-64998 of Alaska Airlines, Inc. (the Company) on Form S-3 of our report dated March 10, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in the methods of accounting for goodwill and for the deferral of revenue on miles sold under the mileage plan, both discussed in Note 12 of the financial statements), appearing in this Annual Report on Form 10-K of Alaska Airlines, Inc. for the year ended December 31, 2002.



/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

March 28, 2003